EXHIBIT 23b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-281437-01) and Form S-8 (No. 333-275344 and No. 333-214425) of Northwest Natural Gas Company of our report dated February 27, 2026 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon
February 27, 2026